Exhibit 12

Kutak Rock LLP

The Omaha Building, 1650 Farnam Street, Omaha, NE 68102-2103

office 402.346.6000

November 14, 2019

Siouxland Renewable Holdings, LLC

1501 Knox Boulevard

Jackson, Nebraska 68743

Re:                             Offering of Units representing Limited Liability Company Interests in Siouxland Renewable Holdings, LLC

Ladies and Gentlemen:

We have acted as legal counsel for Siouxland Renewable Holdings, LLC, a Nebraska limited liability company (the “Company”), in connection with the preparation and filing of an offering statement on Form 1-A (the “Offering Statement”) pursuant to Regulation A under the Securities Act of 1933, as amended (the “Act”), with respect to the proposed offering and sale by the Company of 5,000 units of limited liability company interests in the Company (the “Units”).  This opinion letter is being furnished in accordance with the requirements of Item 17(12) of Form 1-A.

In connection with rendering this opinion letter, we have examined originals or copies of such records of the Company, including (a) its Certificate of Organization filed on October 8, 2019, (b) its Operating Agreement, dated October 8, 2019, (c) its Offering Circular, (d) its form of Subscription Agreement, and (e) such other certificates of public officials and other documents we deemed relevant and appropriate as the basis for the opinion hereinafter expressed.  In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies.

Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that the Units, when issued and sold by the Company in accordance with the Plan of Distribution described in the Offering Statement (after it is declared qualified), will be legally issued, fully paid and non-assessable.

We express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, (a) the internal laws of the State of Nebraska, and (b) the federal laws of the United States.  We express no opinion as to laws of any other jurisdiction.  We assume no obligation to revise or supplement this opinion letter should any laws change, by legislative action, judicial decision or otherwise, after the qualification date of the Offering Statement.

We hereby consent to the filing of this opinion letter as an exhibit to the Offering Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.  Our opinion herein is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Units.

Very truly yours,

/s/ KUTAK ROCK LLP